AMENDMENT TO

CUSTODIAN AND INVESTMENT ACCOUNTING AGREEMENT

THIS AMENDMENT is made as of the close of business on the 5th day of September, 2014 (the “Amendment”), by and among State Street Bank and Trust Company (“State Street”), PIMCO Managed Accounts Trust (formerly AllianzGI Managed Accounts Trust) (the “Trust”) and Pacific Investment Management Company LLC.

WHEREAS, State Street and the Trust have entered into a Custodian and Investment Accounting Agreement, dated February 27, 2004, as amended or restated through the date hereof (the “Custodian Agreement”), pursuant to which State Street provides custody and investment accounting services to the Trust and its series of shares (each, a “Portfolio”); and

WHEREAS, PIMCO and the Trust have entered into a Supervision and Administration Agreement, dated September 5, 2014, as amended or restated (the “Administration Agreement”), with respect to the Portfolios listed on Schedule A hereto (the “Covered Portfolios”), pursuant to which PIMCO has agreed to provide or cause to be furnished, at its expense, all supervisory and administrative and other services reasonably necessary for the operation of the Covered Portfolios, including those provided by a custodian or custodians for the Covered Portfolios to provide for the safekeeping of the Covered Portfolios’ assets and by a recordkeeping agent to maintain the portfolio accounting records for the Covered Portfolios; and

WHEREAS, in accordance with the Administration Agreement, the Trust and PIMCO wish to make PIMCO a party to the Custodian Agreement solely for purposes of jointly assuming with the Trust the contractual obligation to pay any compensation payable thereunder by the Trust with respect to or attributable to the Covered Portfolios under the Agreement, and State Street wishes to accept and agree to the foregoing.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, State Street, the Trust and PIMCO, intending to be legally bound, hereby agree as follows:

1.       State Street and the Trust hereby agree to make PIMCO a party to the Custodian Agreement solely for the purpose specified in Section 2 herein, PIMCO hereby agrees to become a party to the Custodian Agreement for such purpose, and the Custodian Agreement is hereby amended to add PIMCO as a party thereto for such purpose, effective as of the date first written above (the “Effective Date”).

2.       The parties agree that, on and after the Effective Date, PIMCO and the Trust shall be responsible to State Street for the portion of compensation payable to State Street for its services and expenses in accordance with Section 6 of the Custodian Agreement and any related agreement between the Trust and State Street as referenced in said Section 6 (a “Fee Agreement”) attributable or allocable to the Covered Portfolios (but not the portion of such compensation attributable or allocable to any other Portfolio of the Trust, if any, which shall remain the responsibility of the Trust). It is understood and agreed that PIMCO, in the first instance, shall be responsible for such payment obligations and that the Trust shall be responsible only if and to the extent that PIMCO is unable or unwilling to satisfy such obligations. This instrument shall also have the effect of adding PIMCO as a party to each Fee Agreement for these purposes.

3.       This Amendment shall not have the effect of amending or superseding the Custodian Agreement in any way or for any purpose other than as specified in Sections 1 and 2 above.

4.       This Amendment and the obligations hereunder shall become effective on the Effective Date and shall continue, unless sooner terminated as provided below, for so long as both the Custodian Agreement and the Administration Agreement remain in effect. This Amendment may be terminated by the Trust or by PIMCO upon thirty (30) days’ prior written notice to the other parties.

5.       Schedule A hereto may be amended to add or remove Covered Portfolios to be covered under this Amendment by written instrument executed by the Trust and PIMCO and provided to State Street.

6.       A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations under this instrument are not binding upon any of the Trustees or holders of shares of beneficial interest of the Trust or any Portfolio individually but are binding only upon the respective assets and property of the Trust and each Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By: Title:

PIMCO MANAGED ACCOUNTS TRUST

By: Title:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By: Title:

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Schedule A

Covered Portfolios

Fixed Income SHares: Series C

Fixed Income SHares: Series M

Fixed Income SHares: Series R

Fixed Income SHares: Series TE

Fixed Income SHares: Series LD

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